Exhibit 10.1

IMPLANT SCIENCES CORPORATION

AMENDED AND RESTATED CHANGE OF CONTROL PAYMENT PLAN

ARTICLE 1

Purpose

1.1

The purposes of the Plan are

(a)

to keep certain key employees and directors focused on the interests of the Company's shareholders and to secure their continued services in addition to their undivided dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to the possibility of, a Change of Control; and

(b)

to ensure that Participants who are employed by the Company and or its Affiliates do not (i) solicit or assist in the solicitation of employees of the Company or any affiliate for a specified period, or (ii) disclose any confidential or proprietary information of the Company or any affiliate prior to or after a Change of Control.

1.2

This Plan amends and restates in its entirety the Implant Sciences Corporation Change of Control Payment Plan adopted by the Board on September 7, 2012.

ARTICLE 2

Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Article:

2.1

Affiliate: shall have the meaning given to such term in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended.

2.2

At-Risk Options: The options to purchase shares of capital stock of the Company identified on Appendix A hereto (but no other options).

2.3

Beneficiary:  The beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) of a Participant determined in accordance with the provisions of Article 6 hereof.

2.4

Board: The Board of Directors of Implant Sciences Corporation or any successor entity thereto.

2.5

Change of Control: The occurrence of any one of the following events:

(a)

a merger or consolidation in which:

(i)

the Company is a constituent party or

(ii)

more than fifty percent (50%) owned subsidiary of the Company, measured by the total fair market value and the total voting power of the outstanding shares of the capital stock of such subsidiary (a “Controlled Subsidiary”) is a constituent party, where any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires ownership of the stock of the Company or Controlled Subsidiary that, together with the stock then held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or Controlled Subsidiary (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively).  However, if any one Person or more than one Person Acting as a Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control.

(b)

the sale, lease, transfer, exclusive license or other disposition by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), in a single transaction or in a series of related transactions during the twelve (12) month period ending on the date of the most recent disposition to such Person or Persons, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or

(c)

the sale, exchange or transfer to any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), in a single transaction or in a series of related transactions during the twelve (12) month period ending on the date of the most recent transfer to such Person or Persons, of at least a majority, by voting power (determined on a fully diluted basis, assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the outstanding shares of capital stock of the Company.

For purposes of this Section 2.5:

The term Excluded Person(s) means (A) the Company or any Affiliate; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

The term Person shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or other entity.

Persons will be considered as Acting as a Group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, purchase or acquisition of stock, or similar business transaction with the Company or a Controlled Subsidiary.  If a Person, including an entity shareholder, owns an interest in both the Company and the other entity that enters into a merger, consolidation, purchase or acquisition of assets, purchase or acquisition of stock, or similar transaction, such Person is considered to be Acting as a Group with other shareholders in the Company only with respect to the ownership in the Company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other entity.

The term Change of Control as defined above is intended to comply with Code Section 409A and the regulations promulgated thereunder.

2.6

Change of Control Payment: The dollar amount payable pursuant to the provisions of this Plan to each Participant hereunder, which shall equal, in the case of each eligible Participant, (a) the product of  (i) the Net Proceeds of a Change of Control, multiplied by (ii) the applicable percentage as set forth on  Appendix B hereto, reduced, but not below zero, by (b) any portion of the Net Proceeds or any other consideration which are payable to such Participant with respect to the At-Risk Options or with respect to shares of capital stock of the Company acquired upon the exercise of the At-Risk Options. For purposes of the foregoing, and except as set forth in Section 4.3, the percentage applicable to each Participant shall be as set forth in Column A of Appendix B.

2.7

Code:  The Internal Revenue Code of 1986, as amended from time to time.

2.8

Committee: The Compensation Committee of the Board or such other committee or persons designated by the Board.

2.9

Company: Implant Sciences Corporation or any successor entity thereto, including without limitation, the transferee of all or substantially all of the stock or assets of the Company.

2.10

Effective Date:  The date on which the Plan becomes effective as set forth in Section 3.1 hereof.

2.11

Net Proceeds: The aggregate consideration paid in connection with a Change of Control, after payment (i) all secured indebtedness of the Company, and any controlled subsidiary, together with all accrued but unpaid interest thereon and all other obligations related thereto, including without limitation all indebtedness owed to DMRJ Group, LLC and to the holders of promissory notes issued pursuant to that certain Note Purchase Agreement dated as of March 19, 2014 between the Company and certain other parties thereto, and (ii) of all other obligations and liabilities of the Company and any Controlled Subsidiary. Net Proceeds shall be deemed to include (i) any consideration to be paid to the Company, any Controlled Subsidiary, or the Company’s stockholders (as the case may be) that is to be held in escrow and (ii) any consideration to be paid to the Company, any Controlled Subsidiary, or the Company’s stockholders (as the case may be) that is based on the future outcome or performance of the Company or any Controlled Subsidiary in the form of an earn-out according to the terms of the Change of Control. Upon any release from escrow and/or any payment of an earn-out, the Company shall make the Change of Control Payments attributable to such amounts upon the same payment schedule and under the same terms and conditions as apply to the corresponding payments to the Company, any Controlled Subsidiary, or the Company’s stockholders (as the case may be) and in compliance with Section 409A of the Code.

2.12

Participant: Any individual specified on Appendix B attached hereto in accordance with Article 4 hereof, and who, if he or she is an employee of the Company or any of its Affiliates, has entered into a non-solicitation agreement in the form and substance set forth on Appendix C hereto.

2.13

Plan: This Implant Sciences Amended and Restated Change of Control Payment Plan, as from time to time amended.

2.14

Termination of Board Membership:  With respect to a Participant, the date on which a Participant ceases to be a member of the Board.

2.15

Termination for Cause: The termination by the Company or any Affiliate of any Participant’s employment with the Company or any Affiliate for any of the following reasons:

(a)

the Participant’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of the property of the Company or any Affiliate; or

(b)

the Participant’s dishonesty, gross negligence or gross misconduct that is materially injurious to the Company or any Affiliate or material breach of his duties to the Company or any Affiliate, which has not been cured by the Participant within 10 days (or longer period as is reasonably required to cure such breach, negligence or misconduct) after he shall have received written notice from the Company or such Affiliate stating with reasonable specificity the nature of such breach; or

(c)

the Participant’s illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company or any Affiliate.

2.16

Termination without Cause: Any termination by the Company or any Affiliate of any Participant’s employment by the Company or any Affiliate other than a Termination for Cause.

2.17

Resignation for Good Reason: The voluntary resignation of any Participant’s employment with the Company or any Affiliate for any of the following reasons:

(a)

a “material diminution” (as such term is used in Section 409A of the Code) of the duties assigned to Participant; or

(b)

a material reduction in the Participant’s base salary or other benefits (other than a reduction or change in benefits generally applicable to all executive employees of the Company and its Affiliates); or

(c)

relocation by the Company or any Affiliate of any Participant who is an employee of the Company to an office more than 50 miles outside the Participant’s current workplace.

Notwithstanding the occurrence of any of the events enumerated in this Section 2.17, resignation by any Participant shall be not deemed to be a Resignation for Good Reason unless (i) the Participant reports the event or condition to the Board, in writing, within 45 days of such event or condition occurring and (ii) within 30 days after the Participant provides such written notice, the Company or the appropriate Affiliate has failed to fully correct such matter and to make the Participant whole for any such losses.

2.18

Resignation without Good Reason: Any voluntary resignation of any Participant’s employment with the Company or an Affiliate other than a Resignation for Good Reason.

ARTICLE 3

Plan Term and Amendment

3.1

Effective Date:  The Plan shall be effective as of February 26, 2015.

3.2

Termination and Amendment

(a)

Termination:  Subject to the provisions of Section 3.2(c) hereof, the Board or Committee may terminate the Plan effective on the date on which the notice requirement of Section 3.3 hereof has been satisfied.

(b)

Amendments:  Subject to Section 3.2(c) hereof, the Board or Committee may at any time, and from time to time, amend the Plan in any respect it deems appropriate or desirable effective on written notice to the Participants.

(c)

Termination and or Amendments Impacting Rights/Obligations of Participants: Notwithstanding Sections 3.2(a) and (b), any termination or amendment to the Plan that imposes additional obligations on, or impairs the rights of, a Participant hereunder shall not be effective without the Participant’s written consent. Additionally, any termination or amendment of the Plan shall not be effective until the date on which the notice requirement set forth in Section 3.3 hereof has been satisfied.

3.3        Notice: The notice requirement of this Section shall be satisfied upon the expiration of a thirty-                  day written notice to all Participants from the Committee of its desire to terminate or amend the                  Plan.

ARTICLE 4

Eligibility and Termination

4.1

General:  The Board shall designate each individual who shall be a Participant in this Plan and the Change of Control Payment to be paid to the Participant in accordance with the provisions of this Plan. Each Participant and such Participant’s respective percentages of the Net Proceeds of any Change of Payment shall be listed on Appendix B.

4.2

Termination for Cause; Resignation without Good Reason: Except as otherwise determined by the Board in its sole discretion, all of the rights of a Participant under this Plan, including the eligibility of a Participant or his or her Beneficiary to receive a Change of Control Payment in accordance with the provisions of this Plan, shall immediately terminate upon such Participant’s Termination for Cause or Resignation without Good Reason.

4.3

Termination without Cause; Resignation for Good Reason: A Participant’s Termination without Cause or Resignation for Good Reason prior to or after a Change of Control shall not affect the eligibility of such Participant or his or her Beneficiary to receive a Change of Control Payment in accordance with the provisions of this Plan; provided, however, that, (x) in the event of a Participant’s Termination without Cause or Resignation for Good Reason after the Effective Date but on or before June 30, 2015, then, for purposes of the definition of Change of Control Payment, the percentage applicable to such Participant shall be as set forth in Column B of Appendix B; and (y) in the event of a Participant’s Termination without Cause or Resignation for Good Reason after June 30, 2015 but on or before December 31, 2015, the percentage applicable to such Participant shall be as set forth in Column C of Appendix B.

4.4

Termination of Board Membership:  A Participant’s Termination of Board Membership prior to or after a Change of Control shall not affect the eligibility of a Participant or his or her Beneficiary to receive a Change of Control Payment in accordance with the provisions of this Plan.

4.5

Death: A Participant’s death prior to or after a Change of Control shall not affect the eligibility of the Participant’s Beneficiary to receive a Change of Control Payment in accordance with the provisions of this Plan.

ARTICLE 5

Payments

5.1

General:  In the event of a Change of Control, the Company shall distribute the Change of Control Payments to the Participants and their Beneficiaries subject to the provisions of this Article 5.

5.2

Lump-Sum Benefits:  Except as otherwise provided in Section 2.11, the Company shall pay each Participant (or the Participant’s Beneficiary), a lump-sum cash amount equal to the Participant’s Change of Control Payment not later than thirty (30) days after the receipt of the Net Proceeds.

5.3

Death Benefit: If a Participant shall die prior to receiving the Change of Control Payment provided for in Sections 5.1. Except as otherwise provided in Section 2.11, the Company shall pay the Participant’s Beneficiary, a lump-sum cash amount equal to the Participant’s Change of Control Payment not later than thirty (30) days after the receipt of the Net Proceeds.

5.4

Facility of Payment: If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

ARTICLE 6

Beneficiary(ies)

6.1

Beneficiary Designation: Each Participant may, at any time, designate one or more Beneficiaries to receive the Participant’s Change of Control Payment in the event of the Participant’s death. A Participant may make an initial Beneficiary designation, or change an existing Beneficiary designation without the consent of the previously designated Beneficiary, by completing, signing and dating a form approved by the Committee as a beneficiary designation form and submitting the completed, signed and dated form to the Committee before the Participant’s death. Upon acceptance by the Committee of a Participant’s Beneficiary designation form, all Beneficiary designations previously filed by that Participant shall automatically be canceled.

6.2

No Designated Beneficiary or no Surviving Designated Beneficiary:  If the Participant has not designated a Beneficiary or the Participant’s designated Beneficiary(ies) do not survive the Participant, the Participant’s Change of Control Payment shall be paid to the Participant’s spouse, or if there is no spouse, to the Participant’s estate.

ARTICLE 7

Taxation of Payments

7.1

Withholding Taxes:  The Company may withhold from the Participant's benefit payment hereunder the amount which it determines is necessary to satisfy its obligation to withhold federal, state and local income taxes or other taxes or amounts required to be withheld.

7.2

Section 4999 Gross-Up Payments.  If the total of all “payments in the nature of compensation” (as that term is defined in the regulations issued under Section 280G of the Code) to or for the benefit of the Participant (whether pursuant to the Plan or otherwise), determined on a pre-tax basis and before the application of the adjustment or gross-up provisions of this Section 7.2 (the “Participant's Parachute Payments”) would subject the Participant to the excise tax levied on certain “excess parachute payments” under Section 4999 of the Code, the Company shall pay to the Participant an additional payment (the “Section 4999 Gross-Up Payment”) in an amount such that after reduction for all taxes, including the excise tax described in Section 4999 of the Code with respect to the Section 4999 Gross-Up Payment, the remaining amount equals the excise tax described in Section 4999 of the Code and all related interest and penalties due with respect to the Participant's Parachute Payments.

Any Section 4999 Gross-Up Payment shall be paid in connection with or as soon as practicable after the remittance to the applicable taxing authorities of the underlying taxes and in all events not later than the close of the calendar year following the calendar year in which such remittance takes place. Payments under the Plan (including any payments pursuant to Section 8.2 hereof) shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Participant) would be limited or precluded by Section 280G of the Code and without regard to whether such payments (or any other payments) would subject the Participant to the excise tax levied on certain “excess parachute payments” under Section 4999 of the Code.

7.3

409A Gross-Up Payment:  If any payment or benefit (or any acceleration of any payment or benefit) made or provided to a Participant or the Participant’s Beneficiary or for the Participant’s or the Participant Beneficiary’s benefit in connection with this Plan (the “Payments”) are determined to be subject to the interest charges and taxes imposed by Section 409A(a)(1)(B) of the Code, or any state, local, employment or foreign taxes of a similar nature, or any interest charges or penalties with respect to such taxes (such taxes, together with any such interest charges and penalties, are collectively referred to as the “Section 409A Tax”), then the Company shall pay the Participant or the Participant’s Beneficiary, within 30 days after the date on which the Participant or the Participant’s Beneficiary provides the Company with a written request for reimbursement thereof (accompanied by proof of taxes paid), but in no event later than the end of the calendar year following the year in which the Participant or the Participant’s Beneficiary remits the Section 409A tax to the Internal Revenue Service or other applicable taxing authority, an additional amount (the “Section 409A Gross-Up Payment”). The Section 409A Gross-Up Payment shall be such that the net amount retained by the Participant or the Participant’s Beneficiary after deduction of the Section 409A Tax (but not any federal, state, or local income tax or employment tax) and any federal, state, or local income tax, or employment tax upon the payment provided for by this Section 7.3 shall be equal to the Payments.

7.4

Assumed Tax Bracket:  For purposes of determining the amount of the Section 4999 Gross-Up Payment and the Section 409A Gross-Up Payment, the Participant or the Participant’s Beneficiary shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Section 4999 Gross-Up Payment and the Section 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant or the Participant’s Beneficiary’s domicile for income tax purposes on the date the Section 4999 Gross-Up Payment and the Section 409A Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

7.5

Determination of Excise Tax:  All determinations of Section 4999 Gross-Up Payments and Section 409A Gross-Up Payments that are required to be made under this Article 7 shall be made by such public accounting firm as may be retained by the Company. The determination by such accounting firm shall be final and conclusive, absent manifest error.

7.6

Claim by Internal Revenue Service:  As soon as practicable, a Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in the imposition of the excise tax under Section 4999 of the Code or a Section 409A Tax. If the Company notifies the Participant in writing that it desires to contest such claim, the Participant shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any excise, employment or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

ARTICLE 8

Miscellaneous

8.1

No Mitigation and Burden of Proof:  Except as otherwise expressly provided for in this Plan, no payment payable hereunder shall be subject to offset including, but not limited to, amounts in respect of any claims which the Company may have against the Participant, provided, however, the amount payable hereunder to any Participant shall be reduced by any amounts payable to such Participant from the Company or any Affiliate pursuant to any other severance plan or policy (including any employment agreement).

8.2

Legal Fees:  The Company shall reimburse all costs and expenses, including attorneys' fees, of the Participant in connection with any legal proceedings relating to the Plan; provided, however, the Company shall not reimburse such costs and expenses for the Participant if (a) prior to the initiation of any proceedings by the Participant, such Participant fails to specify in writing all claims relating to the Plan and to provide the Committee with thirty (30) days to address such claims, or (b) the judge or other individual presiding over the proceedings affirmatively finds that (i) the Participant did not initiate such proceedings in good faith, or (ii) if applicable, the Participant violated in any material respect the terms of the agreement set forth on Appendix C.

8.3

Successors:  If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the duties set forth hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place (including but not limited to Section 8.6 hereof).

8.4

Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding that such member was not acting in good faith on the reasonable belief that he or she was acting in the best interests of the Company; provided that upon the institution of any such action, suit or proceeding, a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member's own behalf.

8.5

Plan Expenses:  Any expenses of administering the Plan shall be borne by the Company.

8.6

Survival:  Notwithstanding any provision in the Plan to the contrary, the obligations hereunder to the Participants which arise due to a Change of Control shall survive any termination of the Plan and shall be binding upon the Company.

8.7

Notice:  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt, or five (5) days after deposit in the United States mail, registered or certified and return receipt requested, for delivery to the Participant at the last known address specified in the Company's records, by electronic mail or facsimile, upon electronic confirmation of receipt.

Any notice required to come from the Committee shall be deemed to be satisfied by a notice from an authorized officer of the Company following approval by the Committee of the action described in such notice.

8.8

Governing Law:  The validity, construction and effect to the Plan and any actions taken under or relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts.

8.9

Section 409A:  Notwithstanding any other provision hereunder:

(a)

The Plan and all benefit payments hereunder shall be construed and applied consistent with the applicable requirements for exemption from, or for complying with, Section 409A of the Code.

(b)

Except as otherwise expressly provided for under the Plan, any reimbursement under the Plan to a Participant shall be paid or provided consistent with the Treasury Regulations under Section 409A of the Code.

8.10

No Effect on Employment.  Nothing contained in this Plan shall be construed to limit or restrict the right of the Company to terminate the Participant’s employment at any time, with or without cause or notice, or to increase or decrease the Participant’s compensation from the rate of compensation in existence at the time such person became a Participant hereunder.

8.11

Case and Gender:  Wherever required by the context of this Plan, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

8.12

Captions:  The captions used in this Plan are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

8.13

Arbitration.  If any dispute shall arise between a Participant and the Company with reference to the interpretation of this Plan or the rights of any party with respect to the Plan, the dispute shall be referred to arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in the Commonwealth of Massachusetts and the arbitration proceedings will be governed by the rules of the American Arbitration Association, as applicable. The decision of the arbitrator shall be final and binding upon the Participant and the Company, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, the Company does not waive its rights to specifically enforce in court, the obligations set forth in agreements set forth on Appendix C and specifically, the Company may file and sustain a claim in court to enforce such rights.

The Company hereby delivers and the Participant hereby acknowledges receipt of a copy of the Implant Sciences Corporation Amended and Restated Change of Control Payment Plan.

The Participant further acknowledges that he or she consents and agrees to all of the terms of the Plan and to the amendment and restatement hereby of the original Change of Control Plan. By the Participant’s signature below, such Participant, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, expressly waives any and all rights under the original Change of Control Plan, including rights under Section 3.3 thereof, to receive 30 days prior written notice of such amendment and restatement of or of the adoption or effectiveness of this Plan.

IMPLANT SCIENCES CORPORATION

By:_____________________________________
Name & Title

By:______________________________________
Participant

APPENDIX A

AT-RISK OPTIONS

Participant	Grant Date	Option Price	Options
Glenn D. Bolduc	09/7/12	$1.40	115,333
	09/7/12	$1.40	5,327,157
	03/06/14	$0.79	75,000
	07/02/14	$1.10	18,863
	07/02/14	$1.10	81,137
			5,617,490

William McGann	09/7/12	$1.40	214,284
	09/7/12	$1.40	1,284,688
	03/06/14	$0.79	75,000
	07/02/14	$1.10	181,818
	07/02/14	$1.10	118,182
			1,873,972

Darryl Jones	09/7/12	$1.40	214,284
	09/7/12	$1.40	1,044,214
	03/06/14	$0.79	50,000
	07/02/14	$1.10	181,818
	07/02/14	$1.10	118,182
			1,608,498

Roger P. Deschenes	09/7/12	$1.40	137,440
	09/7/12	$1.40	921,058
	03/06/14	$0.79	50,000
	07/02/14	$1.10	236,818
	07/02/14	$1.10	63,182
			1,408,498

Todd Silvestri	09/7/12	$1.40	138,630
	09/7/12	$1.40	592,319
	03/06/14	$0.79	50,000
	07/02/14	$1.10	236,818
	07/02/14	$1.10	63,182
			1,080,949

Brenda Baron	09/7/12	$1.40	138,528
	09/7/12	$1.40	592,421
	03/06/14	$0.79	50,000
	07/02/14	$1.10	236,818
	07/02/14	$1.10	63,182
			1,080,949

APPENDIX A (Cont’d) AT-RISK OPTIONS
Robert Liscouski	09/7/12	$1.40	806,798
	03/06/14	$0.79	25,000
	07/02/14	$1.10	300,000
			1,131,798

Howard Safir	09/7/12	$1.40	303,399
	03/06/14	$0.79	25,000
	07/02/14	$1.10	300,000
			628,399

John Keating	09/7/12	$1.40	303,399
	03/06/14	$0.79	25,000
	07/02/14	$1.10	300,000
			628,399

Michael Turmelle	12/12/07	$1.15	10,000
	9/7/2012	$1.40	640,949
	03/06/14	$0.79	25,000
	07/02/14	$1.10	300,000
			975,949

Estate of Joseph Levangie	9/7/12	$1.40	525,099

APPENDIX B

PARTICIPANTS AND CHANGE IN CONTROL PERCENTAGES

	Applicable Percentage
Participant	A	B	C
Glenn D. Bolduc	4.00%	4.00%	4.00%
William McGann	1.47%	1.47%	1.47%
Darryl Jones	1.10%	.60%	.80%
Roger P. Deschenes	.97%	.60%	.80%
Todd Silvestri	1.00%	.60%	.80%
Brenda Baron	1.00%	.60%	.80%
Robert Liscouski	.65%2	.65%	.65%
Howard Safir	.32%	.32%	.32%
John Keating	.32%	.32%	.32%
Michael Turmelle	.55%	.55%	.55%
Estate of Joseph Levangie	.25%	.25%	.25%
Totals	11.63%	9.36%	9.96%

The Company has reserved .87% for future issuance by the Board of Directors.

The percentages set forth for above are agreed to by the Company and the Participant this __th day of _________, 2015.

IMPLANT SCIENCES CORPORATION

By:____________________________________
Name & Title

By:____________________________________
Participant

 APPENDIX C

AGREEMENT RELATED TO NONDISCLOSURE, NONCOMPETITION AND OTHER MATTERS

This Agreement is made this __ day of ________, 2015 between Implant Sciences Corporation, a Massachusetts corporation and _________________ (the “Executive”).

WHEREAS, Executive acknowledges that the Company could be significantly harmed if the Executive solicits the Company’s employees, clients, or customers, or discloses any proprietary or confidential business information of the Company.

NOW, THEREFORE, in consideration of the continued employment of the Executive by the Company and/or the protection afforded Executive by being designated a “Participant” under Implant Sciences Corporation Amended and Restated Change of Control Payment Plan (the “Plan”) (whether or not benefit payments are ever triggered thereunder), the Executive and the Company agree as follows:

1.

Proprietary Information.

(a)

Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists.  Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b)

Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

(c)

Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

2.

Inventions.

(a)

Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an "Invention") Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of Executive’s employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company.

(b)

Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment and for one year thereafter, except those Inventions that Executive develops entirely on Executive’s own time after the date of this Agreement without using the Company's equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company.

(c)

Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d)

Subject to Section 4, Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 1.  Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

3.

Prior Contracts and Inventions; Information Belonging to Third Parties.

(a)

Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive.

(b)

Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company's rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company.

(c)

 Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

4.

Noncompetition and Nonsolicitation.

(a)

During the Employment Period and for a period of twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the area of trace explosives detection surface modification services to the medical device and semiconductor industries or such other services or products provided by the Company at the time employment terminates in the (same geographical area where the Company does business at the time this covenant is in effect) (or where the Company has made, as of the effective date of termination, active plans to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b)

During the Employment Period and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c)

During the Employment Period and for a period of twelve (12) months after termination of Executive’s employment for any reason, Executive will not, directly or indirectly, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

5.

If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.

The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.  The Company shall be entitled to recover its reasonable attorneys’ fees in the event it prevails in such an action.

7.

Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon receipt or five (5) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown below, by electronic mail or facsimile, upon electronic confirmation of receipt, or at such other address or addresses as either party shall designate to the other in accordance with this Section:

The Company:

Implant Sciences Corporation

500 Research Drive, Unit 3

Wilmington, MA 01887

Attention: Chief Financial Officer

The Executive:

Home Address as reflected on Company records or electronic email or facsimile provided from time to time by Executive.

8.

Pronouns.

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.

Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject this of this Agreement.

10.

Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

11.

Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

12.

Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

13.

Miscellaneous.

13.1

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2

The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3

In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4

Nothing contained in this Agreement shall be construed to limit or restrict the right of Company to terminate an Executive’s employment at any time, with or without cause or notice, or to increase or decrease an Executive’s compensation from the rate of compensation in existence on the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

IMPLANT SCIENCES CORPORATION

By:

EXECUTIVE

Name: